FOR IMMEDIATE RELEASE

Interpublic Announces Pricing of 2.25% Senior Notes Due 2017 and 3.75% Senior Notes Due 2023

New York, NY – November 5, 2012  –  Interpublic Group (NYSE: IPG) today announced that it has launched and priced an offering of $300 million principal amount of its 2.25% Senior Notes due 2017 and $500 million principal amount of its 3.75% Senior Notes due 2023. The expected net proceeds will be approximately $791.2 million after deducting discounts, commissions and estimated offering expenses.

Interpublic intends to use the net proceeds from the offering towards the redemption of its $200 million aggregate principal amount of 4.75% Convertible Senior Notes due 2023 and its $600 million aggregate principal amount of 10.00% Senior Notes due 2017. Interpublic has the right to redeem the 4.75% Notes at par plus accrued interest on or after March 15, 2013, and it has the right to redeem the 10.00% Notes at 105% of their principal amount plus accrued interest on or after July 15, 2013. If holders convert the 4.75% Notes to shares, Interpublic may apply part of the proceeds of this offering toward share repurchases under its share repurchase program. Any proceeds that are not applied as described above will be used for general corporate purposes.

This statement shall not constitute a notice of redemption under the indentures governing the 4.75% Notes and 10.00% Notes. Any such notice, if made, will only be made in accordance with the provisions of the applicable indenture.

“We are pleased with the strong reception from the credit market,” commented Michael I. Roth, Chairman and CEO of Interpublic Group. “The combination of these new notes and our planned retirement of both the 4.75% convertible notes and the 10% senior notes will help to further improve our debt maturity profile and continue to reduce interest expense for our company. We will also eliminate share dilution due to the convertible feature of the 4.75% notes. All of these actions are consistent with our continued objective of enhancing shareholder value.”

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies.  Major global brands include Draftfcb, FutureBrand, GolinHarris International, Huge, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNAGLOBAL, McCann, Momentum, MRM Worldwide, Octagon, R/GA, UM and Weber Shandwick.  Leading domestic brands include Campbell Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe and Partners Company; Gotham Inc.; Hill Holliday; ID Media; Mullen and The Martin Agency.  For more information, please visit www.interpublic.com.

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Contact Information

Tom Cunningham (Press) (212) 704-1326	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201  fax

 Cautionary Statement

This release contains forward-looking statements.  Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and other SEC filings.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201  fax